Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of September 7, 2007 (the “Effective Date”) between Bennu Pharmaceuticals Inc., a Delaware corporation with its principal offices located at 9 Commercial Blvd., Suite 200, Novato, CA 94949 (the “Company”), and Thomas E. Daley, a resident of San Mateo, California (the “Employee”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.            Position. During the term of this Agreement, subject to the terms and conditions contained herein, Company will employ Employee, and Employee will serve Company in the capacity of President. Employee will report directly to the Company’s Chief Executive Officer.

2.            Duties. Employee will perform duties that are executive in nature, consistent with his title as may be assigned to him from time to time by the Board of Directors of the Company (the “Board of Directors”) and the executive management of Raptor Pharmaceuticals Corp., the parent corporation of the Company (“Raptor”).

3.            Exclusive Service. Employee will devote substantially all of his working time and efforts to the business and affairs of the Company. So long as Employee is employed by the Company, Employee shall not, without the prior approval of the Board of Directors, engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after the term of this Agreement.

4.	Term of Employment.

4.1          Term. The Company agrees to continue Employee’s employment, and Employee agrees to remain in the employ of the Company, for a period of eighteen (18) months after the Effective Date unless Employee’s employment is earlier terminated pursuant to the provisions of this Agreement.

4.2          Renewal. The term of Employee’s employment shall be extended automatically, without further action of either party, as of eighteen (18) months after the Effective Date and on each succeeding anniversary of that date, for terms of one (1) year, unless on or before ninety (90) days prior to the last day of the term of Employee’s employment or any extension thereof, the Company or Employee shall notify the other in writing of its or his intention not to renew Employee’s employment, in which case Employee’s employment shall terminate at the end of the original term or any extension thereof. If either party notifies the other of its intention not to renew Employee’s employment less than ninety (90) days prior to the end of the term of this Agreement or any extension thereof, then such termination shall be effective ninety (90) days from such notice. No notice of non-renewal may be given by either party after a renewal term has commenced with respect to such renewal term. Any such renewal shall be upon such terms and conditions set forth herein, unless otherwise agreed between the Company and

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Employee (except that Sections 5.2 and 5.4 shall not apply). The notice of non-renewal by either party shall in no way constitute a breach of this Agreement and shall be treated as a termination by the Company for “cause.”

4.3          Termination of Agreement. Notwithstanding the term described in Section 4.1, Employee’s employment is “at-will.” As such, it is terminable by either party with or without cause. Any contrary representations that may have been made to Employee are superseded by this Agreement. Employee will comply with Company’s and/or Raptor’s policies and procedures, as amended from time to time. Although Employee’s job duties, title, compensation and benefits, as well as the Company’s and Raptor’s personnel policies and procedures may change from time to time, the “at-will” nature of Employee’s employment may only be changed in an express written agreement signed by Employee and a duly authorized member of the Board of Directors. This Agreement, and Employee’s employment hereunder, shall automatically terminate, such termination of Employee’s employment shall be deemed to be a Voluntary Termination the effect of which shall be governed by Section 8.1, if the Employee, the Company, Raptor and/or Convivia, Inc. do not enter into a purchase agreement (the “Purchase Agreement”), substantially in the form attached hereto as Exhibit A and close the transaction contemplated by such Purchase Agreement, pursuant to which the Company and/or Raptor would acquire substantially all of the assets of Convivia (and/or Employee to the extent such assets of Employee are primarily used in or related to the business of Convivia), such decision to enter into the Purchase Agreement to be made in each of Employee’s, the Company’s, Raptor’s and/or Convivia, Inc.’s sole and absolute discretion, within six (6) months after the Effective Date.

5.	Compensation and Benefits.

5.1          Base Salary. The Company agrees to pay Employee a minimum annual salary of one hundred fifty thousand ($150,000) or in the event of any portion of a year, a pro rata amount of such annual salary. Employee’s base salary shall be reviewed by the Board of Directors or for possible increases prior to the start of each fiscal year, effective at the beginning of such fiscal year. Employee’s salary will be payable as earned in accordance with Company’s customary payroll practices, but no less frequently than twice per month.

5.2          Cash Bonus. Employee will be eligible to receive annual and discretionary cash bonuses based on the achievement of written objectives involving the Ethanol Intolerance program and employment anniversary milestones (“Target Bonuses”) as determined by the Board of Directors, which will be set annually at the beginning of the annual budget cycle/year. Any such bonus shall be paid within 5 days of the relevant milestone, in accordance with the milestone chart below. Except as specifically otherwise set forth herein, Employee must be employed by the Company on the date the relevant milestone is achieved in order to earn the Target Bonus with respect to such milestone. As of the date hereof, agreed upon objectives for the next few years include the following achievements, each of which entitle Employee to the specified Target Bonus. In addition to those milestones delineated below, the Board of Directors may establish additional performance goals or business milestones; provided, however, that this shall not modify those milestones delineated below without Employee’s consent.

Milestones	Bonus Amount
Six month employment anniversary	$10,000

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12 month employment anniversary	$10,000
Execution of a Board-approved manufacturing license or partnership agreement related to 4-Methylpyrazole Formulations*	$30,000
Execution of a Board-approved second manufacturing license or partnership agreement related to 4-Methylpyrazole Formulations*	$10,000
Successful Completion of a Clinical Trial involving 4-Methylpyrazole Formulations* in a Major Market	$30,000
A second Successful Completion of a Clinical Trial involving 4-Methylpyrazole Formulations* in a Major Market	$10,000
Submission for Regulatory Approval of a Product involving 4-Methylpyrazole Formulations* in a Major Market	$50,000
Product Approval by the appropriate regulatory authority of a Product involving 4-Methylpyrazole Formulations* in a Major Market	$100,000
Receipt by Raptor and/or its direct or indirect subsidiary companies of $2 million in Product Revenues for a Product involving 4-Methylpyrazole Formulations*	$200,000

* Milestones will be based on certain technologies, including, without limitation, 4-Methylpyrazole Formulations and certain molecules, brought to the Company exclusively by Employee or defined in the Purchase Agreement, such Purchase Agreement which may be entered into by any such party in their sole and absolute discretion, excluding molecules created exclusively by Raptor and/or its direct or indirect subsidiary or parent companies, including the Company, not involving any of such technology transferred pursuant to the Purchase Agreement. Milestones will be deemed to have been achieved for purposes of this Agreement if achieved by the Company or any of its subsidiary companies, or by Parent.

5.3          Additional Benefits. Employee will be eligible to participate in Company’s employee benefit plans of general application, including without limitation pension and profit-sharing plans, deferred compensation, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, health, disability, accident and dental insurance programs, 401(k) plan, paid vacations and sabbatical leave plans, and similar plans or programs, in accordance with the rules established for individual participation in any such plan. Employee shall accrue vacation ratably at the rate of 4 weeks of vacation per full year of employment, provided, that Employee shall not accrue vacation time in excess of 6 weeks (i.e., in the event Employee accrues 6 weeks of unused vacation time, Employee shall cease accruing vacation time whenever Employee has 6 weeks of accrued, but unused vacation time). Employee shall also be entitled to holidays and illness days with full pay in accordance with the Company’s policy, as in effect from time to time.

5.4          Stock Options. Contingent upon approval by Raptor’s Board of Directors and Employee’s execution of a Notice of Grant and Stock Option Agreement, Employee will be granted an option to purchase up to 150,000 shares of Raptor’s common stock at an exercise price equal to the fair market value per share on the date of grant (based on the closing price on the day preceding the grant date). Such stock option will be subject to the terms and conditions applicable to options granted under Raptor’s 2006 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Notice of Grant and Stock Option Agreement. Employee’s option will vest and become exercisable as follows: 6/48ths of the total option shares granted will vest six months from Employee’s first date of employment and 1/48th of the

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total options shares granted will vest per month thereafter, conditioned on Employee’s continued employment, as described in the applicable Notice of Grant and Stock Option Agreement. The options will expire in accordance with the applicable Notice of Grant and Stock Option Agreement. Employee will be eligible to receive future stock grants and stock option awards in the discretion of the Board of Directors.

5.5          Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s or Raptor’s, as applicable, business, provided that such expenses are in accordance with applicable policy set by the Board from time to time and are properly documented and accounted for in accordance with the policy of the Company and with the requirements of the Internal Revenue Service. All such expense reimbursement requests must be submitted by Employee within 30 days of incurring the expense.

6.            Proprietary Rights. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit B.

7.	Termination.

7.1          Events of Termination. Employee’s employment with the Company and this Agreement shall terminate upon any one of the following:

(a)          Sixty (60) days after the effective date of a written notice sent to Employee stating the Company’s determination made in good faith that it is terminating Employee for “cause” as defined under Section 7.2 below (“Termination for Cause”), provided, that if the “cause” for termination is a curable failure by Employee to properly perform his assigned duties, then the Company will give Employee written notice of such failure (a “Cause Notice”), and if Employee fails to cure such failure to the reasonable satisfaction of Raptor’s Chief Executive Officer within sixty (60) days after the Company gives the Cause Notice, then the Company may immediately terminate Employee’s employment, and such termination will be conclusively deemed to be for “cause” hereunder;

(b)	Employee’s death (“Termination Upon Death”);

(c)          the effective date (such effective date falling within the Constructive Termination Period (as defined below)) of a written notice sent to the Company from Employee stating Employee’s determination made in good faith of a Constructive Termination by the Company, as defined under Section 7.4 below (“Constructive Termination”);

(d)          the effective date of a notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason, other than a Termination Upon Death or a Termination for Disability (“Termination Without Cause”); or

(e)          the date following a notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company other than pursuant to a Constructive Termination by the Company (“Voluntary Termination”)

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(f)           the effective date of a notice sent to Employee stating that the Company determination that a Disability has occurred (“Termination for Disability”).

7.2          “Cause” Defined. For purposes of this Agreement, “cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:

(a)          any willful act or acts of dishonesty undertaken by Employee and intended to result in substantial gain or personal enrichment of Employee at the expense of the Company;

(b)          any act or omission constituting gross negligence or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of Raptor or the Company;

(c)          Employee’s commission or conviction of, or plea of nolo contendere for, fraud, misappropriation or embezzlement, or a felony or crime of moral turpitude; or

(d)          Employee’s violation or breach of contractual duty to the Company which duty is material to the performance of Employee’s duties or results in material damage to Raptor or the Company or its business; provided that if any violation or breach is capable of being cured, the Company will provide notice to Employee describing the nature of such violation or breach and Employee will thereafter have thirty (30) days to cure such violation or breach.

No act, or failure to act, by Employee shall be considered “willful” if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and not in violation of applicable law and/or required by applicable law.

7.3          “Disability” Defined. “Disability” shall mean a physical or mental condition as a result of which Employee becomes unable to continue to perform fully the essential functions of his position as contemplated by this Agreement for 90 consecutive calendar days or for shorter periods aggregating 90 or more days in any 12-month period (but in no event for a shorter period of time than required by applicable law) or upon the determination by a physician selected by the Company and/or the Company’s disability insurance carrier, if any, that Employee will be unable to return promptly to work and perform the essential functions of his position on a full-time basis following the expiration of any authorized leave, on account of a physical or mental condition unless Employee has been and then continues to be on a leave approved by the Raptor’s Chief Executive Officer.

7.4          “Constructive Termination” Defined. “Constructive Termination” shall mean:

(a)          a material reduction in Employee’s base salary, other than a reduction that also is applied to substantially all of the Company’s and Raptor’s other senior executives of comparable title or responsibilities, not agreed to by Employee;

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(b)          a material diminution in Employee’s responsibilities not agreed to by Employee; or

(c)	a material breach of this Agreement by the Company.

However, an event that is or would constitute Constructive Termination shall only constitute Constructive Termination if: (A) Employee provides the Company with written notice of Employee’s intent to terminate this Agreement and Employee’s employment and a written description of the event the Employee believes constitutes Constructive Termination within 30 days after the date Employee first learns of the occurrence of the event; (B) the Company fails to reverse the action or fails to cure the event that constitutes Constructive Termination within 60 days after Employee provides the notice described above (the “Cure Period”); and (C) Employee terminates his employment within the 10 -day period following the expiration of the Cure Period (the “Constructive Termination Period”).

7.5          “Change in Control” Defined. “Change in Control” shall mean the occurrence of any of the following events:

(a)          any sale or exchange of the capital stock by the stockholders of the Company or Raptor, as applicable, in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company or Raptor, as applicable, is acquired by a person or entity or group of related persons or entities who are not stockholders immediately prior to such sale or exchange;

(b)          any reorganization, consolidation or merger of the Company or Raptor, as applicable, where the outstanding voting securities of the Company or Raptor, as applicable, immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction;

(c)          the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company or Raptor, as applicable; or

(d)          any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any person or group who is a stockholder prior to the Effective Date, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company or Raptor, as applicable, then outstanding.

8.	Effect of Termination.

8.1          Termination for Cause or Voluntary Termination. In the event of a Termination for Cause pursuant to Section 7.1(a) or a Voluntary Termination pursuant to Section 7.1(e), the Company and Employee agree as follows:

(a)          all further vesting of Employee’s outstanding equity awards will terminate immediately;

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(b)          all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned pursuant to Section 5 through the date of termination);

(c)          Employee will be paid all expense reimbursements and other benefits due to Employee through his termination date under any Company or Raptor (as applicable)-provided or paid plans, policies, and arrangements in which Employee participates immediately prior to termination; and

(d)          Employee’s rights under the Company’s benefit plans of general application shall be terminated immediately, such terminated rights specifically including any of Employee’s rights under any Company sponsored short-term or long-term disability plan.

8.2          Termination Upon Death. In the event of Termination Upon Death pursuant to Section 7.1(b), the Company and Employee agree that all obligations of the Company and Employee shall cease, except the Company shall immediately pay to Employee (or to Employee’s estate) the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination.

8.3          Constructive Termination; Termination Without Cause. In the event of a Constructive Termination pursuant to Section 7.1(c) or a Termination Without Cause pursuant to Section 7.1(d) (whether before or after a Change of Control during the term of this Agreement), the Company and Employee agree as follows:

(a)          the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination;

(b)          for six (6) months after the first date on which the separation agreement contemplated below becomes irrevocable, the Company shall pay Employee’s COBRA premiums for any Company sponsored group health plan in which Employee then participates, provided Employee properly elects COBRA continuation coverage and remains eligible for such coverage;

(c)          within five days after the first date on which the separation agreement contemplated below becomes irrevocable, the Company shall pay to Employee (i) a lump-sum payment equal to six (6) times Employee’s base monthly salary in accordance with Section 5.1 at Employee’s then-current salary (i.e., as of the date of such termination), less applicable withholding taxes, payable on the Company’s normal payroll dates during that period and (ii) a lump-sum payment equal to 50% of Employee’s actual bonus earned for the prior fiscal year; and

(d)          if a Constructive Termination or Termination Without Cause, whichever is applicable, occurs within six (6) months following a Change in Control, then in addition to the obligations of the Company under clauses (a) – (c) hereunder, within five days after the first date on which the separation agreement contemplated below becomes irrevocable, all of Employee’s vested and unvested options to Purchase Raptor’s common stock as of such date of termination of employment shall, be exercisable in full and shall remain exercisable for the periods specified in such options or the plans governing such options, and all shares of

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Raptor’s common stock owned by Employee pursuant to such options shall immediately be released from any and all vesting restrictions.

All payments under Section 8.3(c) are subject to (i) Employee executing within 60 days of the Employee’s termination date and not revoking a separation agreement that includes a general release of the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors in the form presented to Employee by the Company within 5 days of the Employee’s termination date and (ii) there being no material breach by Employee of his representations, warranties, or covenants at the date of Constructive Termination or a Termination Without Cause, whichever is applicable, or, other than with respect to Section 3, at any time between the date of Constructive Termination or a Termination Without Cause, whichever is applicable, and the 6 month anniversary of the date of Constructive Termination or a Termination Without Cause, whichever is applicable, including Section 9.2, notwithstanding the termination of this Agreement.

8.4           Termination for Disability. In the event of a Termination by the Company for Disability:

(a)          the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination,

(b)          for three (3) months after the termination of Employee’s employment, (i) the Company shall continue to pay Employee (A) his salary under Section 5.1 above at Employee’s then-current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period and (B) any Target Bonuses that the Employee otherwise would have earned within the three (3) months following the termination of Employee’s employment and (ii) Employee’s options under Section 5.4 shall continue to vest for three months after termination, and

(c)          Nothing in this Section 8.4 shall affect Employee’s rights to receive disability payments, if any, under the Company’s benefit plans of general application, such right specifically including Employee’s rights under any Company sponsored short-term or long-term disability plan.

8.5          Limitation on Payments. Notwithstanding anything herein to the contrary, in the event that Employee would receive any payments, benefits, or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times Employee’s base amount, less $1.00. The determinations to be made with respect to this Section 8.5 shall be made by a certified public accounting firm designated by the Company and

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consented to by Employee (such consent not to be unreasonably withheld) or the Company’s auditors.

8.6	Section 409A Compliance.

(a)          If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Employee incurs a “Separation from Service” (as defined below).

(b)          Notwithstanding anything herein to the contrary, if Employee is a “Specified Employee,” for purposes of Section 409A of the Code, on the date on which Employee incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commenced to be paid on any date prior to the first business day after the date that is six months following Employee’s “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment that otherwise would be made within the 409A Suspension Period but which is delayed pursuant to the preceding clause shall commence earlier in the event of Employee’s death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments that otherwise would be made within the 409A Suspension Period but which are delayed because of the preceding sentence. Thereafter, in accordance herewith, Employee shall receive any remaining benefits as if there had not been an earlier delay.

(c)          For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)          The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code with respect to amounts subject thereto and shall be performed, interpreted and construed consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause Employee to recognize income under Section 409A of the Code, Employee and the Company agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.

9.	Confidentiality, Non-Solicitation, and Non-Competition.

9.1          Confidentiality. Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company or any of its direct or indirect subsidiary or parent companies, any confidential, proprietary, business and technical information or trade secrets of the Company, Raptor or any of their affiliates (“Proprietary Information”). Notwithstanding the foregoing,

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Employee shall not be deemed to have violated this Section 9.1 if Employee discusses publicly available information.

9.2          Non-Solicitation. Employee covenants and agrees that he will not, during the term of this Agreement (and Employee’s employment) and for a period of one (1) year thereafter, directly or indirectly, solicit for services whether as an employee, agent or independent contractor (or attempt to solicit for services whether as an employee, agent or independent contractor), for himself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other entity (other than for the Company or, at the request of an authorized officer of the Company, other than Employee), any of its direct or indirect subsidiary or parent companies), any employee, agent or independent contractor of the Company or Raptor who was an employee, agent or independent contractor of the Company or Raptor at any time during the period commencing on the date hereof and ending on the date of the termination of this non-solicitation covenant.

9.3          Non-Competition. Employee covenants and agrees that he will not, during the term of this Agreement (and Employee’s employment) (other than for the Company or, at the request of an authorized officer of the Company, other than Employee), directly or indirectly, solicit, call on, divert, employ, take away, influence or attempt to do any of the foregoing, with respect to any customer or distributor or prospective customer or prospective distributor of the Company or Raptor who was a customer or distributor or prospective customer or prospective distributor.

10.	Miscellaneous.
	10.1	Dispute Resolution.

(a)          Arbitration of Disputes. All disputes between Employee and the Company including those relating to the Employee’s employment (or its termination), including disputes relating to this Section 10.1 and this Agreement, shall be resolved by final and binding arbitration in accordance with this Section 10.1. The arbitration will be conducted by an impartial arbitrator experienced in employment law selected from the JAMS panel of arbitrators in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this Section 10.1). Employee understands and agrees that the Company and Employee are waiving the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that Employee and the Company are giving up any right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. The Company will pay any filing fee and the fees and costs of the arbitrator, unless Employee initiates the claim, in which case Employee only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California. The arbitrator shall award attorneys’ fees and costs to the prevailing party, unless prohibited by applicable law. This arbitration obligation shall not prohibit the Company or Employee from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Marin County, California or the city in which Employee was last employed by the Company, unless the Company and the Employee agree otherwise.

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(b)          Compensation of Arbitrator. Any such arbitration will be conducted before a single neutral arbitrator who will be compensated for his or his services at a rate to be determined by the parties or by reference to JAMS then-current employment arbitration rules, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or his rate of compensation.

(c)          Payment of Costs. Employee shall bear only those costs of arbitration he would otherwise bear had he brought a claim covered by this Agreement in court.

(d)          Burden of Proof. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(e)          Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

(f)           Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement, except as provided in Section 10.2.

(g)          Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

(h)          Interstate Commerce. The Employee acknowledges and agrees that the Company is engaged in interstate commerce and that this arbitration provision shall be governed by the Federal Arbitration Act, unless, such arbitration provision would be unenforceable under the Federal Arbitration Act, in which case this arbitration provision shall be governed by the California Arbitration Act.

10.2       Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

10.3       No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

10.4       Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may

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assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

10.5       Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar payroll taxes, payments, and other reductions required by applicable law.

10.6       Entire Agreement. This Agreement constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee’s employment; provided, however, the Employee Invention Assignment and Confidentiality Agreement in substantially the form attached hereto as Exhibit B shall remain as an independent contract and shall remain in full force and effect according to its terms.

10.7       Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by Employee and the Chairman of the Board of Directors.

10.8       Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Bennu Pharmaceuticals Inc.

9 Commercial Blvd., Suite 200

Novato, CA 94949

Telecopier:	415-382-1368
Attention:	Christopher M. Starr, Ph.D.

Chairman of the Board

If to Employee:	Thomas Daley

536 W. Hillsdale Blvd.

San Mateo, CA 94403

Telecopier:	650-458-8033

10.9       Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

10.10     Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this

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Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

10.11     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

10.12      Governing Law. To the extent not preempted by Federal law, this Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

10.13     No Further Obligations. Other than the Notice of Grant and Stock Option Agreement which is subject to further approval (as described in Section 5.4), notwithstanding anything to the contrary in this Agreement, none of the parties hereto, nor any other person, has any obligation, implied or otherwise, to enter into any additional agreements with one another, including without limitation, the Purchase Agreement as described in Section 4.3 and in substantially the form attached hereto as Exhibit A.

10.14     Survival. The representations and agreements of Employee set forth in Sections 4, 5, 6, 7, 8, 9, and 10 of this Agreement shall survive the termination of this Agreement (irrespective of the reason for such termination).

The effectiveness of this Agreement is contingent upon completion of a background check, I-9 Form verification of identity and legal authority to work in the United States, and execution of the Raptor Pharmaceutical, Inc. Employee Invention Assignment and Confidentiality Agreement, each as satisfactory to the Company, in its sole discretion.

The Company is an Equal Opportunity Employer, and advancement is based solely on individual achievement.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

Bennu Pharmaceuticals Inc.	Thomas E. Daley
/s/ Christopher M. Starr	/s/ Thomas E. Daley
By: Christopher M. Starr, Ph.D.
Title: Chairman of the Board

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Exhibit A

Purchase Agreement

1

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Exhibit B

Employee Invention Assignment and Confidentiality Agreement

2

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